EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
BY AND BETWEEN
HOLLYWOOD MEDIA CORP.
AND
THE NEW YORK TIMES COMPANY

Dated as of August 25, 2006

   i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Schedules

Schedule 1.1(a)	Knowledge of the Selling Stockholder
Schedule 2.4(a)(i)	Reference Statement
Schedule 3.2(a)	Conflicts
Schedule 3.2(b)	Consents
Schedule 3.3(b)	Options, etc.
Schedule 3.4(a)	Subsidiaries
Schedule 3.4(b)	Ownership of Subsidiaries’ Shares
Schedule 3.5(a)	U.S. Financial Statements
Schedule 3.5(b)	Screenline Balance Sheet
Schedule 3.5(c)	GAAP Matters
Schedule 3.6	Undisclosed Liabilities
Schedule 3.7	Taxes
Schedule 3.8	Real Property
Schedule 3.9	Personal Property Leases
Schedule 3.10	Intellectual Property
Schedule 3.11(a)	Material Contracts
Schedule 3.11(b)	Material Contract Defaults
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.13(a)	Labor and Collective Bargaining Agreements
Schedule 3.13(b)	Labor
Schedule 3.14	Litigation
Schedule 3.15(a)	Violation of Laws
Schedule 3.16	Environmental Matters
Schedule 3.17	Financial Advisors
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents
Schedule 4.6	Financial Advisors
Schedule 6.5(a)	Purchased Marks
Schedule 6.5(b)	Restricted Marks

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 25, 2006, is by and between The New York Times Company, a New York corporation (“Purchaser”), and Hollywood Media Corp., a Florida corporation (the “Selling Stockholder”).
W I T N E S S E T H:
     WHEREAS, the Selling Stockholder owns an aggregate of 3,000 shares of common stock, $0.01 par value per share, of Baseline Acquisitions Corp., a Delaware corporation (the “Company”), which constitute all of the issued and outstanding shares of capital stock of the Company (the “Shares”);
     WHEREAS, the Selling Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholder, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and
WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
     (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement, the Assignment, and the Non-Compete and Non-Solicit Agreement.
          “Assignment” means the assignment made on or prior to the date hereof by the Selling Stockholder to Baseline of the Screenline Acquisition Agreement.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

          “Code” means the Internal Revenue Code of 1986, as amended.
          “Confidentiality Agreement” means the confidentiality agreement between Purchaser and the Selling Stockholder, dated as of November 2, 2005.
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.
          “Escrow Agent” means the escrow agent named in the Escrow Agreement.
          “Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among the Selling Stockholder, Purchaser and the Escrow Agent.
          “Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended, and the regulations promulgated pursuant thereto.
          “ERISA Affiliate” means any person (within the meaning of Section 3(9) of ERISA) who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) that includes, or at any time included, the Selling Stockholder, a Company, or any Affiliate thereof, or any predecessor of any of the foregoing.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” of any Person means, without duplication, (i) the principal of, and accreted value and accrued and unpaid interest in respect of, (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities and excluding any earn-out payments arising under the Screenline Acquisition Agreement); (iii) all obligations of the type referred to in clauses (i) through (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          “Intellectual Property” means all of the following: (i) all patents and applications therefor (along with all patents issuing thereon), including continuations, divisionals, continuations-in-part, reissues, reexaminations and extensions thereof (collectively, “Patents”), (ii) all trade secrets, (iii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iv) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (v) intellectual property rights to Uniform Resource Locators, website addresses and all content on the websites, and Internet domain names, and (vi) all intellectual property rights in Software.
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “Knowledge of the Selling Stockholder” means the actual knowledge of those Persons identified on Schedule 1.1(a).
          “Law” means any foreign, federal, state, local law (including common law), statute, code, ordinance, rule or regulation or Order.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
          “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
          “License Agreement” means the license agreement, dated as of the date hereof, by and between Hollywood.com, Inc., a California corporation and wholly-owned subsidiary of the Selling Stockholder, and the Company.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company and the Subsidiaries (taken as a whole) or (ii) the ability of the Selling Stockholder to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of the Subsidiaries operate; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or the Subsidiaries; (v) the effect of any changes in applicable Laws or accounting rules; (vi) the failure of the Company and the Subsidiaries to meet any of their internal projections (for the avoidance of doubt, this clause (vi) shall not preclude Purchaser from asserting that the underlying cause of any such failure is a Material Adverse Effect); or (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
          “Non-Compete and Non-Solicit Agreement” means the non-compete and non-solicitation agreement, dated as of the date hereof, by between the Selling Stockholder and Purchaser.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Subsidiaries, consistent with past practice.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease; and (v) such other imperfections in title, charges, easements, or restrictions which do not materially interfere with the use of the assets of the Company and the Subsidiaries taken as a whole.
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.
          “Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.
          “Screenline” means Screenline Film- und Medieninformations GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) organized under the laws of Germany.
          “Screenline Acquisition Agreement” means the Sale and Purchase Agreement, dated as of June 7, 2006, regarding the purchase of all outstanding capital stock of Screenline by the Selling Stockholder.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.
          “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.
          “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, abandoned property, escheat and estimated taxes, customs duties, fees, assessments and other Tax Authority charges of any kind whatsoever, whether computed on a separate, consolidated, unitary or combined basis, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Selling Stockholder, the Company, any of the Subsidiaries, or any of their Affiliates.

          “Transition Services Agreement” means the transition services agreement, dated as of the date hereof, by and between the Selling Stockholder and Purchaser.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

AAA	9.3(b)
Agreement	Preamble
Allocation Statement	8.1(d)
Balance Sheet Date	3.5(a)
Balance Sheet Liabilities	3.6
Baseline	Recitals
Benefit Plans	3.12(a)
Closing	2.5
Closing Date	2.5
Closing Net Debt	2.4(a)
Closing Statement	2.4(a)
Closing Working Capital	2.4(a)
COBRA	6.6(b)(iii)
Common Stock	3.3(a)
Company	Recitals
Company Benefit Plans	3.12(a)
Company Documents	3.2
Company Property	3.9(a)
Company Properties	3.9(a)
Continuing Employees	6.6(a)
Copyrights	1.1 (in Intellectual Property definition)
Environmental Permits	3.17(a)
ERISA	3.12(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Final Net Debt	2.4(e)
Final Working Capital	2.4(e)
Financial Statements	3.5(c)
Fundamental Representation	7.1
Indemnitees	6.2(a)
Indemnified Party	7.4(a)

Term	Section

Indemnifying Party	7.4(a)
Independent Accountant	2.4(c)
Losses	7.2
Marks	1.1 (in Intellectual Property definition)
Material Contracts	3.11(a)
Net Debt	2.4(a)
Net Purchase Price	2.3
Net Working Capital	2.4(a)
Owned Property	3.9(a)
Owned Properties	3.9(a)
Patents	1.1 (in Intellectual Property definition)
Pension Plan	3.12(b)
Personal Property Leases	3.10(a)
Purchase Price	2.2
Purchased Marks	6.5
Purchaser	Preamble
Purchaser Documents	5.2
Purchaser Indemnified Parties	7.2
Real Property Lease	3.9(a)
Real Property Leases	3.9(a)
Reference Statement	2.4(a)
Restricted Marks	6.5
Retained Marks	6.5
Revised Statements	8.1(d)
Screenline Balance Sheet	3.5(b)
Screenline Capital	3.3(c)
Section 338(h)(10) Election	8.1(a)
Securities Act	5.5
Seller Indemnified Parties	7.3(a)
Selling Stockholder	Preamble
Selling Stockholder Documents	4.2
Selling Stockholder Plans	3.12(a)
Shares	Recitals
Subsidiary	3.4(a)
Target Working Capital	2.4(a)

Term	Section

Tax Claim	8.4(a)
Third Party Claim	7.4(a)
U.S. Balance Sheet	3.5(a)
U.S. Companies	3.5(a)
U.S. Financial Statements	3.5(a)
U.S. Interim Financial Statements	3.5(a)
     1.3 Other Definitional and Interpretive Matters.
     (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule with respect to other representations and warranties relating to such matter or item to the extent its relevance to such other Schedule is reasonably apparent. Disclosure of any item on any Schedule shall not constitute an admission that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
SALE AND PURCHASE OF SHARES; PURCHASE PRICE; CLOSING
     2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Selling Stockholder agrees to sell to Purchaser, and Purchaser agrees to purchase from the Selling Stockholder, the Shares.
     2.2 Purchase Price. The aggregate consideration for the Shares shall be an amount in cash equal to $35,000,000 (the “Purchase Price”).
     2.3 Payment of Purchase Price. On the Closing Date, Purchaser shall (i) pay the Net Purchase Price to the Selling Stockholder, which shall be paid by one or more wire transfers of immediately available funds in such amounts aggregating the Net Purchase Price and into such accounts designated by the Selling Stockholder prior to the Closing, and (ii) pay $3,500,000 of the Purchase Price on behalf of the Selling Stockholder to the Escrow Agent pursuant to the Escrow Agreement, such funds to be held in accordance with the terms of the Escrow Agreement. For purposes of this Section 2.3, “Net Purchase Price” shall mean $31,500,000.

     2.4 Purchase Price Adjustment.
     (a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Selling Stockholder the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Purchaser’s calculation of (i) Closing Working Capital and (ii) Closing Net Debt. The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the close of business on the Closing Date (“Closing Working Capital”) and Net Debt as of the close of business on the Closing Date (“Closing Net Debt”) and shall be prepared in accordance with GAAP. “Net Working Capital” means the consolidated current assets of each of the Company and the Subsidiaries (exclusive of cash), reduced by the consolidated current liabilities of the Company and the Subsidiaries, in each case as determined in accordance with GAAP. “Net Debt” shall mean the amount of Indebtedness of the Company and the Subsidiaries on a consolidated basis less the amount of cash held by the Company and the Subsidiaries. For the avoidance of doubt, any asset or liability included in the calculation of Net Working Capital will not be included in the calculation of Net Debt so that the calculation of Net Working Capital and Net Debt do not double count any asset or liability. The preparation of the Closing Statement shall be for the purpose of determining the difference between the target Net Working Capital of negative Three Hundred and Eight Thousand, Fifty-Five Dollars (-$308,055) (the “Target Working Capital”) and the sum of the Final Working Capital and Final Net Debt (each, as defined below) and for calculating the payment to be made pursuant to Section 2.4(e). Attached hereto as Schedule 2.4(a)(i) is a schedule showing the calculation of the Target Working Capital after giving effect to the pro forma adjustments in accordance with GAAP (“Reference Statement”).
     (b) If the Selling Stockholder disagrees with Purchaser’s calculation of Closing Working Capital or Closing Net Debt delivered pursuant to Section 2.4(a), the Selling Stockholder may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser stating that the Selling Stockholder disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Selling Stockholder disagrees and the basis therefor and reasonable documentation and evidence of such basis. The Selling Stockholder shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Net Debt and Closing Working Capital delivered pursuant to Section 2.4(a). Prior to the delivery of any such notice by the Selling Stockholder, the Selling Stockholder and Purchaser shall cooperate in good faith to resolve any disputed items or amounts set forth in the Closing Statement.
     (c) If a notice of disagreement shall be duly delivered pursuant to Section 2.4(b), the Selling Stockholder and Purchaser shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital or Closing Net Debt, as applicable. If during such period, the Selling Stockholder and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Miami, Florida office of PricewaterhouseCoopers or such other independent accounting firm they agree to select, as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital and Closing

Net Debt (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of Purchaser and the Selling Stockholder agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Final Working Capital and Final Net Debt have been finally determined pursuant to this Section 2.4. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Purchaser and the Selling Stockholder shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Closing Working Capital and Closing Net Debt as to which the Selling Stockholder has disagreed as permitted in its notice of disagreement duly delivered pursuant to Section 2.4(b). The Independent Accountant shall deliver to the Selling Stockholder and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth its calculation of Closing Working Capital and Closing Net Debt, including the basis for and explanation of any difference from Purchaser’s Closing Statement. Such report shall be final and binding upon the Selling Stockholder and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser and the Selling Stockholder, and neither Purchaser nor the Selling Stockholder shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Selling Stockholder’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Stockholder.
     (d) The Selling Stockholder, Purchaser and each of the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and Closing Net Debt and in the conduct of the review referred to in this Section 2.4, including the making available to the extent necessary of books, records, work papers and personnel.
     (e) If the sum of Final Working Capital and Final Net Debt (each as defined below) exceeds the Target Working Capital, Purchaser shall pay to the Selling Stockholder, in the manner and with interest as provided in Section 2.4(f), the amount of such excess and, if the Target Working Capital exceeds the sum of Final Working Capital and Final Net Debt, the Selling Stockholder shall pay to Purchaser, the amount of such excess as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.4(f). “Final Working Capital” and “Final Net Debt” mean Closing Working Capital and Closing Net Debt, respectively, (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.4(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Selling Stockholder and Purchaser pursuant to Section 2.4(c) or (B) in the absence of such agreement, as shown in the

Independent Accountant’s calculation delivered pursuant to Section 2.4(c); provided, however, that in no event shall (A) Final Working Capital be more than the Selling Stockholder’s calculation of Closing Working Capital delivered pursuant to Section 2.4(b) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.4(a) nor (B) Final Net debt be less than the Selling Stockholder’s calculation of Closing Net Debt delivered pursuant to Section 2.4(b) or more than Purchaser’s calculation of Closing Net Debt delivered pursuant to Section 2.4(a).
     (f) Any payment pursuant to Section 2.4(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Working Capital and Final Net Debt has been determined by wire transfer by Purchaser or the Selling Stockholder, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 2.4 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
     (g) For the avoidance of doubt, the parties acknowledge that there is an item labeled “intercompany accounts” on the U.S. Balance Sheets and the Screenline Balance Sheet and agree that such item shall not be included in the calculation of Net Working Capital or Net Debt. In no event shall the Company, its Subsidiaries or Purchaser be liable to the Selling Stockholder or its Affiliates for payment of such item.
     2.5 Closing Date. The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York, 10153 (the date hereof being referred to as the “Closing Date”), unless another time, date or place is agreed to in writing by the parties hereto.
     2.6 Delivery of Shares. At the Closing, the Selling Stockholder shall transfer or cause to be transferred to Purchaser, against payment of the Purchase Price therefor as provided in Section 2.3, good and valid title to the Shares, free and clear of any Liens (other than transfer restrictions on subsequent transfers that may apply under applicable law) by causing to be delivered to Purchaser stock certificates representing the Shares, duly endorsed in blank or accompanied by a stock transfer powers, or such other documents and instruments as may be reasonably necessary.
     2.7 Other Closing Deliveries by the Selling Stockholder. At the Closing, the Selling Stockholder shall deliver or cause to be delivered to Purchaser:
     (a) a certificate of a duly authorized officer of the Selling Stockholder certifying as to the following matters:

     (i) the representations and warranties of the Selling Stockholder set forth in this Agreement qualified as to materiality are true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the obligation set forth in this Section 2.7(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect; and
     (ii) the Selling Stockholder has performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the date hereof;
     (b) all minute books, stock certificates, stock books, ledgers and registers, corporate seals, if any, and other corporate record and tax records relating to the organization, ownership and maintenance of each of the Company and the Subsidiaries, if not already located on the premises of the Company or the Subsidiaries;
     (c) signed resignations, effective as of the Closing, of each member of the Boards of Directors of the Company;
     (d) a certificate of good standing of the Company and the Subsidiaries (other than Screenline) issued by the jurisdiction of such entity’s incorporation or formation; and
     (e) the License Agreement, the Assignment, the Escrow Agreement, the Non-Compete and Non-Solicit Agreement and the Transition Services Agreement, in each case duly executed on behalf of the Selling Stockholder, and in the case of the License Agreement and the Assignment, duly executed on behalf of the Company.
     2.8 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Selling Stockholder:
     (a) the Purchase Price in the manner set forth in Section 2.3;
     (b) a certificate of a duly authorized officer of the Purchaser certifying as to the following matters:
     (i) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof as though made on the date hereof, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and

     (ii) Purchaser has performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the date hereof;
     (c) the Escrow Agreement, the Non-Compete and Non-Solicit Agreement and the Transition Services Agreement, in each case duly executed on behalf of Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING
STOCKHOLDER RELATING TO THE COMPANY
     The Selling Stockholder hereby represents and warrants to Purchaser, with respect to the Company, that:
     3.1 Organization and Good Standing.
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
     (b) The Selling Stockholder has heretofore furnished to Purchaser a complete and correct copy of the Company’s articles of incorporation and bylaws, each as amended to date. Such articles of incorporation and bylaws, or similar documents, are in full force and effect.
     3.2 Conflicts; Consents of Third Parties.
     (a) Except as set forth on Schedule 3.2(a), neither the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will conflict with, violate, result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any encumbrance, upon any of the properties or assets of any Company or Subsidiary under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any of its Subsidiaries; (ii) any material Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; or (iv) any applicable Law, other than, in the case of clauses (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that, individually or in the aggregate, would not have a Material Adverse Effect.
     (b) Except as set forth on Schedule 3.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.
     3.3 Capitalization.
     (a) The authorized capital stock of Baseline consists of 3,000 shares of common stock, $0.01 par value per share (the “Common Stock”), all of which are issued and outstanding and held beneficially and of record by the Selling Stockholder, and no shares of Common Stock are held by Baseline as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights. The shares of Common Stock were issued in compliance with all applicable Laws.
     (b) Except as set forth on Schedule 3.3(b), there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. The Company is not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Common Stock.
     3.4 Subsidiaries.
     (a) Schedule 3.4(a) sets forth the name of each subsidiary of the Company (each a “Subsidiary”), and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Each

Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.
     (b) The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by a Company are owned by it free and clear of any and all Liens except as set forth on Schedule 3.4(b). No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.
     3.5 Financial Statements.
     (a) For purposes hereof, the term “U.S. Companies” means the Company and the Subsidiaries other than Screenline. Schedule 3.5(a) sets forth (i) the respective unaudited balance sheets of the U.S. Companies at December 31, 2005 and the related unaudited statements of income of the respective U.S. Companies for the year then ended and (ii) the respective unaudited balance sheets of the U.S. Companies at June 30, 2006 and the related unaudited statements of income of the respective U.S. Companies for the three (3) and six (6) month periods then ended (the “U.S. Interim Financial Statements”) (such unaudited statements listed in clauses (i) and (ii) of this paragraph (a), including any related notes and schedules thereto, are referred to herein as the “U.S. Financial Statements”). For the purposes hereof, the unaudited balance sheets of the U.S. Companies as of June 30, 2006 included in the U.S. Interim Financial Statements are referred to as the “U.S. Balance Sheets” and June 30, 2006 is referred to as the “Balance Sheet Date”.
     (b) Schedule 3.5(b) sets forth the unaudited balance sheet of Screenline at June 30, 2006 (the “Screenline Balance Sheet”).
     (c) For purposes hereof, the U.S. Financial Statements and the Screenline Balance Sheet are referred to as the “Financial Statements”. Except as set forth in the notes thereto or as disclosed in Schedule 3.5(c) or to the extent that they have incomplete notes or do not contain footnotes and other presentation items that may be required by GAAP, the Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with past practice and present fairly in all material respects the respective financial position and results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein (except that the U.S. Interim Financial Statements and the Screenline Balance Sheet are subject to normal year-end adjustments).
     3.6 No Undisclosed Liabilities. Except as disclosed on Schedule 3.6, the Company and the Subsidiaries do not have any material Liabilities as of the date of this Agreement of the type required to be reflected on, or reserved in the preparation of, a balance sheet prepared in accordance with GAAP consistently applied in accordance with past practice (“Balance Sheet Liabilities”), other than (i) Liabilities reflected in the Financial Statements

(including notes and supplemental materials thereto) or the Schedules to this Agreement, (ii) Liabilities incurred after the Balance Sheet Date in the Ordinary Course of Business or as permitted or contemplated under this Agreement and (iii) Liabilities incurred in connection with the transactions contemplated hereby.
     3.7 Taxes. Except as set forth on Schedule 3.7, the Company and its Subsidiaries has duly and timely filed all Federal, state, local and foreign Tax Returns and reports required to be filed by it, and all Taxes required to be paid by it (whether or not reflected on such Tax Returns) have either been timely paid or are not yet due, and all such Tax Returns and reports are correct and complete in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had a Material Adverse Effect, and the provision for Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) in the Financial Statements of the Company and its Subsidiaries is sufficient for all unpaid Taxes, being current Taxes not yet due and payable by the Company and its Subsidiaries, for all taxable periods and portions thereof through the respective dates of such financial statements. All material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are still pending. No requests for waivers of the time to assess any such Taxes have been made that are still pending. The Federal income Tax Returns of the Company and its Subsidiaries consolidated in such returns have not been examined for any year after 1993. There are no accounting method changes, or proposed or threatened accounting method changes, of the Company or its Subsidiaries that could give rise to an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) for periods after the Closing Date. There are no ongoing federal, state, local or foreign Tax audits or examinations with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) as a result of any indemnification provision or other contractual obligation.
     3.8 Real Property. Schedule 3.8 sets forth a complete list of (i) all material real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property by the Company or its Subsidiaries involving annual payments in excess of $100,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company or its Subsidiaries have fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 3.8 and (B) Permitted Exceptions. To the Knowledge of the Selling Stockholder, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Real Property Leases.
     3.9 Tangible Personal Property. Schedule 3.9 sets forth all leases of personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $100,000. To the Knowledge of the Selling Stockholder, neither the Company nor any of its Subsidiaries has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries under any of the Personal Property Leases.
     3.10 Intellectual Property.
     (a) Schedule 3.10 sets forth (a) a list of all Patents owned by the Company or its Subsidiaries and all Marks and Copyrights owned by the Company or its Subsidiaries that are registered or the subject of an application for registration and (b) a list of (i) all Internet domain names owned by or registered in the name of the Company or its Subsidiaries and (ii) certain other specified Internet domain names identified by agreement of the parties which domain names the parties agree shall be assigned and transferred to one of the Subsidiaries at or before Closing as specified in Schedule 3.10, it being understood that such domain names listed under this clause (ii) consist of certain Internet domain names which are currently owned by or registered in the name of the Selling Stockholder or one of its subsidiaries other than the Company and its Subsidiaries as indicated in Schedule 3.10; it being further understood that the nature of the ownership or registration of the domain names is as described in Schedule 3.10. Except as set forth on Schedule 3.10, to the Knowledge of the Selling Stockholder, the Company and its Subsidiaries own or have licenses to use all material Intellectual Property used by them in the Ordinary Course of Business. Except as set forth on Schedule 3.10 or would not otherwise have a Material Adverse Effect: (i) to the Knowledge of the Selling Stockholder, no Person is infringing upon or misappropriating any material Intellectual Property owned by the Company or its Subsidiaries, (ii) there are no pending, or to the Knowledge of the Selling Stockholder, threatened, Legal Proceedings with respect to any such infringement or misappropriation, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it is infringing or misappropriating any Intellectual Property of any third Person.
     (b) To the Knowledge of the Selling Stockholder, each employee, consultant and independent contractor of the Company and its Subsidiaries has entered into a written non-disclosure and assignment agreement with the Company or its Subsidiary, as applicable, regarding ownership of Intellectual Property and treatment of confidential information (including proprietary and customer information) and trade secrets in a form reasonably satisfactory to the Company or its Subsidiary, as applicable.
     (c) To the Knowledge of the Selling Stockholder, all Software used internally by the Company or its Subsidiaries is owned by the Company or its Subsidiaries or used pursuant to a valid license or other right. To the Knowledge of the Selling Stockholder, the Company and its Subsidiaries have taken commercially reasonable steps with respect to all material Software used in the Company’s or its Subsidiaries’ Ordinary Course of Business to ensure that such

Software (i) is in satisfactory working order; and (ii) is not configured or designed to include viruses, trojan horses, and other malicious code.
     3.11 Material Contracts.
     (a) Schedule 3.11(a) sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Material Contracts”):
     (i) Contracts with the Selling Stockholder or an Affiliate thereof, or any officer or director of the Selling Stockholder or any Affiliate thereof;
     (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;
     (iii) Contracts for the sale of any of the assets of the Company or any of its Subsidiaries, for consideration in excess of $50,000 (individually or in the aggregate);
     (iv) Contracts relating to any acquisition to be made by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $100,000 (individually or in the aggregate);
     (v) Contracts relating to the incurrence of Indebtedness of the Company or any of its Subsidiaries;
     (vi) Contracts relating to the lending of money by the Company or any of its Subsidiaries (but excluding trade accounts receivable) evidenced by notes, debentures, bonds or other similar instruments; and
     (vii) Contracts relating to any the Company’s or Subsidiary’s granting to any Person a Lien on any of the assets of any the Company or Subsidiary, in whole or in part (other than Permitted Exceptions or Liens granted in the Ordinary Course of Business);
     (viii) Contracts relating to any the Company’s or Subsidiary’s capital expenditures, capitalized lease obligations, or its acquisition or construction of fixed assets for or in respect of any real property, involving payments in excess of $50,000 (individually or in the aggregate);
     (ix) Contracts relating to the Company’s or any Subsidiary’s purchase, lease or maintenance of equipment, vehicles, inventory, materials, supplies, machinery, equipment, parts or any other property or services (excluding any such Contract (A) which involves expenditures of less than $100,000, or less than $50,000 annually, (B) made in the Ordinary Course of Business, or (C) that is terminable by the Company or any of its Subsidiaries without penalty on notice of one hundred eighty (180) days or less);

     (x) Contracts under which any Company or Subsidiary has granted or received a material license or sublicense (other than generally available off-the-shelf software licenses) under which any Company or Subsidiary is obligated to pay or has the right to receive a royalty or license fee in excess of $50,000 per annum;
     (xi) Contracts relating to any the Company’s or Subsidiary’s obligation for employment, compensation for employment or severance of employment, or consulting services with (A) any the Company’s or Subsidiary’s officers or directors, or (B) any other employee or consultant of any the Company or Subsidiary who is entitled to base compensation thereunder in excess of $100,000 per annum;
     (xii) any Contract that obligates any the Company or any Subsidiary not to compete with any business;
     (xiii) any Contract that is a joint venture or partnership contract or a limited liability company operating agreement;
     (xiv) Any Contract which requires the expenditure by the Company and/or any of its Subsidiaries of more than $100,000 individually or in the aggregate after the date of this Agreement; and
     (xv) Contracts that require the Company or its Subsidiaries to purchase their total requirements of any product or service from a single third party or that contain “take or pay” provisions.
     (b) Except as set forth on Schedule 3.11(b), neither the Selling Stockholder, the Company nor any of its Subsidiaries has received any written (i) notice of termination or (ii) notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company and its Subsidiaries, in either case, under any Material Contract.
     3.12 Employee Benefits Plans.
     (a) Schedule 3.12(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), written employment or consulting agreement, termination agreement, change in control agreement, severance agreement, retention agreement, and each bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity compensation, leave of absence, layoff, vacation, dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation or other employee insurance, severance, separation plan or written agreement or other employee benefit plan, practice, policy or arrangement as to which any Company or any Subsidiary has any obligation or liability, contingent or otherwise, for the benefit of any current or former employee, officer or director of any Company or any of its Subsidiaries (each, a “Benefit Plan”). Section (A) of Schedule 3.12(a) identifies each Benefit Plan that is maintained, sponsored, contributed to or required to be contributed to solely by the Company or any of its Subsidiaries (the “Company Benefit Plans”), and Section (B) of Schedule 3.12(a) identifies each Benefit Plan that is maintained, sponsored, contributed to or required to be contributed to by the Selling Stockholder or any of its Affiliates (other than the Company and any Subsidiary of the Company) (the “Selling Stockholder Plans”). There has been delivered to Purchaser current, correct and complete copies of (i) each Company Benefit Plan (including any amendments thereto) (or, in the case of any such Company Benefit Plan that has no plan document, written descriptions thereof), (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS or Department of Labor with respect to each Company Benefit Plan (if any such report was required), (iii) current summary plan descriptions for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been maintained and administered in all material respects in accordance with its terms and with the applicable requirements of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not have a Material Adverse Effect.
     (b) (i) Each Benefit Plan intended to be tax qualified under Section 401(a) of the Code (each, a “Pension Plan”) has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code; and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan, except in either case noncompliance that would not have a Material Adverse Effect. There has been delivered to Purchaser a correct and complete copy of the most recent determination letter received with respect to each Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.
     (c) No Pension Plan has incurred an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code).
     (d) No Benefit Plan is or has been a Multiemployer Plan or a multiple employer plan.
     (e) No Benefit Plan provides post-retirement coverage with respect to health, life, death or other welfare benefit (whether or not insured) as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment.
     (f) No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Selling Stockholder, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Selling Stockholder, a Company or any Subsidiary that could reasonably be expected to give rise to any such suit, action or other litigation.

     (g) All contributions to Benefit Plans and Multiemployer Plans that were required to be made under such Benefit Plans or applicable Law have been timely made, except where the failure to make such timely contribution would not have a Material Adverse Effect.
     (h) Except as set forth in Schedule 3.12(a), neither the Company nor any Subsidiary is subject to any oral or written (i) agreement with any stockholder, director, officer or other employee of a Company or any Subsidiary (A) the benefits of which are contingent either alone or in combination with any other event (e.g. termination of employment), or the terms of which will be materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; or (ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, employment agreement, change in control agreement or severance benefit plan, the benefits of which shall be triggered or increased, or the vesting of the benefits under which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with any other event, or the value of any benefits under which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
     (i) Each individual that renders services to a Company or any Subsidiary who is classified by the Company or such Subsidiary as having the status of (i) an independent contractor or other non-employee status, or (ii) as an exempt or non-exempt employee, is properly so classified for all purposes, including but not limited to (a) taxation and tax reporting, (b) eligibility to participate in the Benefit Plans, (iii) Fair Labor Standards Act purposes, and (iv) applicable Laws governing the payment of wages, except where the failure to be so classified would not reasonably be expected to result in a Material Adverse Effect.
     (j) To the Knowledge of the Selling Stockholder, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004, except where the failure to so operate or administer would not reasonably be expected to result in a Material Adverse Effect. Any amounts paid or payable pursuant to each Benefit Plan subject to Section 409A is not includible in the gross income of a service recipient (within the meaning of Section 409A) until received by the service recipient and is not subject to interest or the additional tax imposed by Section 409A of the Code, and there are no agreements in place that would entitle a participant in any such plan to reimbursement for any such additional tax, in each case subject to timely amendments to any such Benefit Plan to comply with Section 409A of the Code and except as would not reasonably be expected to result in a Material Adverse Effect.
     3.13 Labor.
     (a) Except as set forth on Schedule 3.13(a), neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.

     (b) Except as set forth on Schedule 3.13(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Selling Stockholder, threatened against or involving the Company or any of the Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Selling Stockholder, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not have a Material Adverse Effect.
     3.14 Litigation. Except as set forth on Schedule 3.14, there are no Legal Proceedings pending or, to the Knowledge of the Selling Stockholder, threatened against the Company or its Subsidiaries before any Governmental Body, which, if adversely determined, would have a Material Adverse Effect. The Company is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect.
     3.15 Compliance with Laws; Permits.
     (a) Except as set forth in Schedule 3.15(a), the Company and its Subsidiaries are in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except where the failure to be in compliance would not have a Material Adverse Effect.
     (b) The Company and its Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.
     3.16 Environmental Matters. The representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties of the Selling Stockholder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except as set forth on Schedule 3.16 hereto and except in each case as would not have a Material Adverse Effect:
     (a) the operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);
     (b) neither the Company nor any of its Subsidiaries is subject to any pending, or to the knowledge of the Selling Stockholder, threatened claim, proceeding or action alleging that the Company or any of its Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law; and

     (c) to the Knowledge of the Selling Stockholder there are no pending or threatened investigations of the businesses of the Company or any of its Subsidiaries, or any currently or previously owned, operated or leased property of the Company or any of its Subsidiaries under Environmental Laws, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liability pursuant to any Environmental Law.
     3.17 Financial Advisors. Except as set forth on Schedule 3.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholder or the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.
     3.18 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the Ordinary Course of Business.
     3.19 Adequacy of Assets and Contracts. The Company and the Subsidiaries own, lease or have valid rights to use all assets and properties, including real and personal property and tangible and intangible property, and valid rights under all Contracts, necessary to conduct their business substantially as presently conducted, except where such failure to so own, lease or have valid rights would not, individually or in the aggregate, result in a Material Adverse Effect. All tangible property is in reasonable condition, ordinary wear and tear excepted and suitable for its intended use. In the case of any property held by lease, such property has been maintained in the condition required by the terms of the applicable lease, except where such failure to so maintain such property would not, individually or in the aggregate, result in a Material Adverse Effect.
     3.20 Absence of Changes. Since the Balance Sheet Date, there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
     3.21 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III and Article IV (as modified by the Schedules hereto), none of the Selling Stockholder, the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, any of the Subsidiaries, the Selling Stockholder or the transactions contemplated by this Agreement, and the Selling Stockholder disclaims any other representations or warranties, whether made by the Company, the Selling Stockholder or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article III and Article IV hereof, the Company and the Selling Stockholder hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of either of the Company or the Selling Stockholder or any of their respective

Affiliates). The Company and the Selling Stockholder make no representations or warranties to Purchaser regarding the probable success or future profitability of the Company. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLING
STOCKHOLDER RELATING TO THE SELLING STOCKHOLDER
     The Selling Stockholder hereby represents to Purchaser that:
     4.1 Organization and Good Standing. The Selling Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.
     4.2 Authorization of Agreement. The Selling Stockholder has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Selling Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Selling Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of such Selling Stockholder. This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Selling Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Selling Stockholder Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     4.3 Conflicts; Consents of Third Parties.
     (a) Except as set forth in Schedule 4.3(a), none of the execution and delivery by the Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of the Selling Stockholder; (ii) any

Contract, or Permit to which the Selling Stockholder is a party or by which any of the properties or assets of the Selling Stockholder are bound; (iii) any Order of any Governmental Body applicable to the Selling Stockholder or by which any of the properties or assets of the Selling Stockholder are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.
     (b) Except as set forth in Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Selling Stockholder in connection with the execution and delivery of this Agreement or the Selling Stockholder Documents, or the compliance by the Selling Stockholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, and (B) for such other consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.
     4.4 Ownership and Transfer of Shares. The Selling Stockholder is the record and beneficial owner of the Shares, free and clear of any and all Liens and the Selling Stockholder has all requisite power and authority to sell, transfer, assign and deliver such Shares to Purchaser as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to such Shares, free and clear of any and all Liens.
     4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Selling Stockholder, threatened that are reasonably likely to prohibit or restrain the ability of the Selling Stockholder to enter into this Agreement or consummate the transactions contemplated hereby.
     4.6 Financial Advisors. Except as set forth in Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to the Selling Stockholder that:
     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.
     5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements to which Purchaser is party and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties.
     (a) None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, violate, result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person, or result in the creation of any encumbrance upon any of the properties or assets of any Company or Subsidiary under, any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.
     (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act.
     5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
     5.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.

Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
     5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
     5.7 Financial Capability. Purchaser has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.
     5.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Company nor the Selling Stockholder is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Selling Stockholder in Article III and Article IV. Purchaser further represents that none of the Company, the Selling Stockholder or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of the Subsidiaries, the Selling Stockholder, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, the Selling Stockholder, any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of the Subsidiaries or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company and the Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.
ARTICLE VI
COVENANTS
     6.1 Access to Information. For a period of two (2) years after the Closing, Purchaser will give the Selling Stockholder reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of the Company, the Subsidiaries and the Selling Stockholder or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings. The Selling

Stockholder shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 6.1. Notwithstanding anything herein to the contrary, no such access to books and records shall be permitted to the extent that it would require Purchaser, a Company or a Subsidiary to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Purchaser, the Company or such Subsidiary is bound.
     6.2 Indemnification, Exculpation and Insurance.
     (a) From and after the Closing Date, Purchaser shall, or shall cause the Company and the Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of the Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Subsidiaries at any time prior to the Closing Date. Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational documents of the Company or any of the Subsidiaries as now in effect of the Company or any of the Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Purchaser shall pay any expenses of any Indemnitee under this Section 6.2, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
     (b) The provisions of this Section 6.2 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The obligations of Purchaser under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2).
     6.3 Preservation of Records. The Selling Stockholder and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Company and the Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Selling Stockholder or Purchaser or any of their Affiliates or in order to enable the Selling Stockholder or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Selling Stockholder or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.
     6.4 Publicity.
     (a) Neither the Selling Stockholder nor Purchaser shall, and the Selling Stockholder shall cause the Company not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Selling Stockholder, the Company or Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Selling Stockholder, the Company or Purchaser lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.
     (b) Each of Purchaser and the Selling Stockholder agree, and the Selling Stockholder shall advise the Company, that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.
     6.5 Use of Name. Purchaser agrees that it shall have no right, title or interest in or to the name “Hollywood Media Corp.” or any other Marks of the Selling Stockholder or any of its Affiliates (other than the names of the Company or its Subsidiaries and the Marks listed on Schedule 6.5(a) and Schedule 3.10 (collectively, the “Purchased Marks”), after the Closing) or any other Marks containing or comprising the foregoing or confusingly similar thereto (all of the foregoing collectively, the “Retained Marks”). Purchaser agrees that it will not, and will cause the Company and its Subsidiaries to not, at any time hold itself out as having any affiliation with the Selling Stockholder, or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than one hundred and twenty (120) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all references to the Hollywood Media Corp. name and mark and the other names and marks listed on Schedule 6.5(b) (collectively, the “Restricted Marks”) from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, Web sites, computer software and other materials. Purchaser agrees that use of the Restricted Marks during the period authorized by this Section 6.5 shall be (i) only with respect to inventories of packaging, labels, sales literature and other hard copy materials existing as of the Closing Date, (ii) strictly the same as existed prior to the Closing Date, and (iii) at a level of quality equal to, or greater than, the quality of goods and services with respect to which the Restricted Marks were used by the Selling Stockholder prior to the Closing Date. Purchaser agrees (i) not to contest the ownership or validity of any rights of the Selling Stockholder or any of its Affiliates in or to the Retained Marks, (ii) that the Retained Marks are the sole property of the Selling Stockholder or its Affiliates and Purchaser will do nothing inconsistent with such ownership, and (iii) not to attack the Retained Marks in any way or use, register or seek to register any Trademark which is the same as, contains, or is confusingly similar to a Retained Mark.
     6.6 Employment and Employee Benefits.
     (a) Continuing Employment. The Purchaser shall cause the Company and the Subsidiaries, for a period of not less than 91 days after the Closing Date, (i) to offer and continue the employment of all or substantially all, of the persons actively employed by the Company and Subsidiaries as of the time immediately prior to the Closing (the “Continuing Employees”), at salary or hourly wage rates (as the case may be) not less than the salary or hourly wage rates in effect as of the time immediately prior to the Closing, and (ii) not to effectuate any “plant closing” or “mass layoff” with respect to “affected employees” of any Company or its “business enterprises”, as each such term is defined in the WARN Act, and Purchaser agrees to indemnify and hold harmless the Selling Stockholder and its subsidiaries, officers, directors, agents and employees from and against any and all damages, costs, obligations, losses and expenses which arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings relating to occurrences following the Closing involving the employees of the Company and its Subsidiaries arising under, pursuant to or in connection with the WARN Act or similar state laws or the failure to offer or continue employment of employees required under this Section 6.6, including employment discrimination claims. The Selling Stockholder shall retain each Selling Stockholder Plan, and the Selling Stockholder shall retain, and Purchaser shall have no responsibility for any and all liabilities that have arisen or may arise with respect to (i) any Selling Stockholder Plan, (ii) any employee or former employee who is not a Continuing Employee, and (iii) any Continuing Employee to the extent attributable to events or circumstances occurring or existing on or prior to the Closing Date. Nothing contained in this Section 6.6 shall confer upon any Continuing Employee, or legal representative or beneficiary thereof, any rights or remedies, be construed as requiring Purchaser, the Company or any of its Subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific person, or prevent Purchaser, the Company or any of its Subsidiaries from modifying or terminating any Company Benefit Plan, or otherwise modifying the terms and conditions of a Continuing Employee’s employment.
     (b) Benefits.
     (i) Purchaser shall cause all its and its Affiliate’s welfare benefit plans (including medical, dental, life insurance, and short-term and long-term disability benefit plans) in which Continuing Employees participate following the Closing to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their covered dependents under such plans (except to the extent such conditions, exclusions or waiting periods would apply under the Company’s or the Selling Stockholder’s plans as in existence prior to the Closing) and (ii) provide each Continuing Employee and his or her covered dependents with credit for any copayments and deductibles paid prior to Closing in satisfying any applicable deductible or out-of-pocket requirements under such plans. To the extent that the Continuing Employees become eligible to participate in any employee benefit plan, program or arrangement maintained by Purchaser or any of its Affiliates, Purchaser shall cause the Continuing Employees to receive credit for all periods of employment and/or service with the Company (including service with predecessor employers, where such credit was provided by the Company) prior to the Closing Date for purposes of determining eligibility service and vesting service, to the extent such credit does not result in a duplication of benefits. Purchaser shall assume (and cause the Company and Subsidiaries to assume) responsibility for the vacation time and sick leave benefits due to the Continuing Employees as of the Closing Date and accrued; and to take and cause the Company and Subsidiaries to take such legally required and other appropriate actions to terminate the participation of all Continuing Employees in the Benefit Plans following the Closing and to terminate any contributions following the Closing by the Continuing Employees to the Selling Stockholder’s 401(k) plan.
     (ii) After the Closing Date, Purchaser and the Company and Subsidiaries shall assume and be solely responsible for all liabilities and obligations in connection with claims made by or on behalf of Continuing Employees in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination after the Closing Date of any Continuing Employee’s employment with any Company or Subsidiary.
     (iii) The Selling Stockholder shall retain each Selling Stockholder Plan, and Purchaser shall have no responsibility for, any and all liabilities that have arisen or may arise with respect to any Selling Stockholder Plan. Without limiting the scope of the foregoing, the Selling Stockholder shall assume and be responsible for (i) claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or prior to the Closing Date by any employee or former employee (or their beneficiaries and dependents) of a Company or any of its Subsidiaries, and (ii) claims relating to “COBRA” (the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder) coverage attributable to “qualifying events” occurring on or prior to the Closing Date with respect to any employee or former employee (or their beneficiaries and dependents) of the Company or any of its Subsidiaries. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided, that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date. A disability or workers compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date.
     6.7 Further Assurances. Purchaser shall, and the Selling Stockholder shall and shall cause the Company and each of the Subsidiaries to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     6.8 Disclosure Schedules. The Selling Stockholder may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Selling Stockholder and Purchaser contained in this Agreement shall survive the Closing and expire on the date that is twelve (12) months after the
     Closing Date. Notwithstanding the foregoing, (i) the representations and warranties of the Selling Stockholder set forth in Section 4.4 (the “Fundamental Representation”) shall survive without limitation or (ii) the representations and warranties of the Selling Stockholder set forth in Sections 3.7 and 3.12 shall survive until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements of the Selling Stockholder and Purchaser contained in this Agreement shall survive the Closing and remain in full force and effect until sixty (60) days following the date by which such covenant or agreement is required to be performed.
     7.2 Indemnification by the Selling Stockholder. The Selling Stockholder shall save, defend, indemnify and hold harmless Purchaser and its Affiliates (including after the Closing, the Company and the Subsidiaries), and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, obligations, debts, fines, fees, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) arising out of, in connection with or resulting from:
     (a) any breach of any representation or warranty made by the Selling Stockholder contained in this Agreement (other than breaches of any representation or warranty contained in Section 3.7); and
     (b) any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of the Selling Stockholder contained in this Agreement (other than any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement contained in Article VIII).

     7.3 Indemnification by Purchaser.
     (a) Purchaser shall save, defend, indemnify and hold harmless the Selling Stockholder and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, in connection with or resulting from:
     (b) any breach of any representation or warranty made by Purchaser contained in this Agreement; and
     (c) any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of Purchaser contained in this Agreement.
     7.4 Procedures.
     (a) In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and copies of any relevant documentation evidencing such claim. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except and solely to the extent that the Indemnifying Party is prejudiced by such failure.
     (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Parties shall agree that such Third Party Claim is covered by the indemnity set forth herein. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnified Party. Regardless of whether the Indemnifying Party assumes the defense of any Third Party Claim, each party shall cooperate with the other party in such defense and make available all witnesses, pertinent records, materials and information in its possession or under the its control relating thereto as is reasonably required by the other party. Notwithstanding the foregoing, the Indemnified Party shall not be required to relinquish control of such defense to the Indemnifying Party and the Indemnified Party may subsequently reassert control over such defense in the event that the Indemnifying Party does not conduct the defense of the action, suit, proceeding or claim in good faith and in a commercially reasonable manner. The party controlling such defense shall keep the other party hereto advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the other party hereto with respect thereto. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim that imposes any liability or obligation on the Indemnified Party or that does not include a full, complete and unconditional release of the Indemnified Party from all liability with respect thereto, in each case, without the prior written consent of the Indemnified Party.
     (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and copies of any relevant documentation evidencing such claim. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent and solely that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will have thirty (30) days from receipt of such notice to dispute the claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within 30 days after its receipt of such notice, the claim specified in the notice will be conclusively deemed a Loss subject to indemnification hereunder. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
     7.5 Limits on Indemnification.
     (a) No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party pursuant to the terms hereof on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 7.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.
     (b) Notwithstanding anything to the contrary contained in this Agreement:
     (i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Selling Stockholder by Purchaser Indemnified Parties pursuant to Section 7.2(a) shall be an amount equal to $3,500,000;
     (ii) the Selling Stockholder shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 7.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $100,000, and thereafter the Selling Stockholder shall be liable only for the amount of Losses that exceeds $100,000;

     (iii) the maximum aggregate amount of indemnifiable Losses that may be recovered from Purchaser by Seller Indemnified Parties pursuant to Section 7.3(a) shall be an amount equal to $3,500,000;
     (iv) Purchaser shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 7.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Purchaser equals or exceeds $100,000, and thereafter Purchaser shall be liable only for the amount of Losses that exceeds $100,000; and
     (v) the right to indemnification or any other remedy in favor of Purchaser Indemnified Parties based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) prior to the execution and delivery of this Agreement.
     (c) The limitations contained in Section 7.5(b) shall not apply to indemnifiable Losses in respect of a breach of the Fundamental Representation.
ARTICLE VIII
TAX MATTERS
     8.1 338(h)(10) Election.
     (a) Upon the request of Purchaser, the Selling Stockholder shall, or shall cause their Affiliates to, join with Purchaser in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Company and each of the Subsidiaries. Any such request shall be made by Purchaser in writing no later than one hundred fifty (150) days after the Closing Date. For the purpose of making the Section 338(h)(10) Election for federal income tax purposes, on or prior to the Closing Date, the Selling Stockholder shall deliver to Purchaser an executed original IRS Form 8023 (or successor form). If no Section 338(h)(10) Election is to be made, the Form 8023 will be returned to the Selling Stockholder within one hundred fifty (150) days after the Closing Date. If a Section 338(h)(10) Election is to be made, Purchaser will file the Form 8023 with the IRS at least thirty (30) days prior to the due date of such form, and Purchaser will provide the Selling Stockholder a copy of such filing. In the event Purchaser does not request that the Selling Stockholder join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 8.1 shall not apply.
     (b) Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election. In addition to the Form 8023, the Selling Stockholder shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested to complete properly the

Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.
     (c) Purchaser and the Selling Stockholder shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable laws.
     (d) Within (60) days after notifying the Selling Stockholder of its intent to make a Section 338(h)(10) Election, Purchaser shall provide to the Selling Stockholder a statement (the “Allocation Statement”) allocating the Purchase Price or any other items that are treated as additional Purchase Price for tax purposes among the Company and the Subsidiaries and among the different items of assets of the Company and the Subsidiaries. Purchaser shall provide the Selling Stockholder a reasonable opportunity to review and comment on the Allocation Statement and cooperate in good faith with the Selling Stockholder to resolve any disagreement relating to the calculations or allocations set forth in the Allocation Statement. Thereafter, Purchaser shall provide to the Selling Stockholder from time to time revised copies of the Allocation Statement (the “Revised Statements”) so as to report any matters on the Allocation Statement that need updating (including Purchase Price adjustments, if any) and reflect the resolution of any disagreements relating to the Allocation Statement between the Selling Stockholder and Purchaser as described in the immediately preceding sentence, it being understood that the Purchaser shall be permitted to resolve any such disagreements and reflect its resolution on an Allocation Statement to be treated as final by the parties hereto; provided, however, that in no event shall the allocation of the Purchase Price and any other items that are treated as additional Purchase Price for tax purposes as set forth in the Allocation Statement or any revised Statements be less than the adjusted tax basis of the corresponding asset (except where the fair market value of such asset is not reasonably reflected by its adjusted tax basis). Purchaser and the Selling Stockholder shall allocate the Purchase Price in accordance with the Allocation Statement or, if applicable, the last Revised Statements provided by Purchaser to the Selling Stockholder, and all Tax Returns and reports filed by Purchaser, the Selling Stockholder, and their respective Affiliates shall be prepared consistently with such allocation.
     8.2 Tax Indemnity. The Selling Stockholder shall save, defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising out of, in connection with or resulting from any Taxes:
     (a) imposed on or payable by a Company or its Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company or its subsidiaries being included in any consolidated, affiliated, combined, unitary or similar group at any time on or before the Closing Date,
     (b) imposed on or payable by a Company or any of its Subsidiaries with respect to any Tax period that ends on or before the Closing Date or includes the Closing Date,
     (c) imposed as a result of or attributable to any Section 338(h)(10) Election, or

     (d) attributable to any breach of a representation made in Section 3.7.
     8.3 Tax Returns and Payments and Other Tax Matters.
     (a) The Selling Stockholder shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company and its Subsidiaries for Taxable periods ending on or prior to the Closing Date and pay all Tax amounts due. The parties agree that if the Company or its Subsidiaries is permitted, but not required, under applicable Tax laws to treat the Closing Date as the last day of a Tax Period, they will treat the Tax Period as ending on the Closing Date. Purchaser shall provide, or shall cause the Company to provide, the Selling Stockholder with copies of any books or records reasonably necessary for the preparation of such Tax Returns.
     (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed on a timely basis all other Tax Returns with respect to the Company and its Subsidiaries, including Tax Returns for Tax Periods that begin before and end after the Closing Date (a “Straddle Period”), in a manner consistent with past practice except as otherwise required by law; provided, however, that no Tax Returns for a Straddle Period shall be filed without the prior consent of the Selling Stockholder, such consent not to be unreasonably withheld or delayed. Purchaser shall cause the Company and its Subsidiaries to pay all Taxes shown on such Tax Returns. The Selling Stockholder shall promptly reimburse Purchaser for Taxes on such returns that would have been due by the Selling Stockholder if the Closing Date had been treated as the last date of the taxable period. For purposes of this Section 8.3(b), in the case of Taxes imposed on a periodic basis, the portion of the Tax that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of the Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.
     (c) Other than a Section 338(h)(10) Election, or any action which would not result in additional Tax after taking into account the effect of a Section 338(h)(10) Election, Purchaser shall not take any action on the Closing Date other than in the ordinary course of business or pursuant to this Agreement, including, without limitation, the sale of any assets or the distributions of any dividend of the effectuation of any redemption, that would give rise to any Tax liability of the Selling Stockholder or any of its affiliates or to an indemnification obligation of the Selling Stockholder under this Agreement. On or after the Closing Date, neither Purchaser nor the Selling Stockholder, respectively, shall amend any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of a Company or its Subsidiaries, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case with respect to a Pre-Closing Tax Period, if such action could have the effect of increasing the Tax liability or reducing any Tax asset of the Selling Stockholder or Purchaser, respectively, in each case, without the other party’s written consent, which consent shall not be unreasonably withheld or delayed.

     8.4 Audits.
     (a) The Selling Stockholder shall conduct any audit of or proceeding involving any Taxable period ending on or prior to the Closing Date and, without limiting the foregoing, may in its sole discretion pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that in the event that the Selling Stockholder receives a claim for Taxes or a notice of a pending or threatened audit from any Taxing authority in writing (a “Tax Claim”) with respect to a Tax Return that relates to a Company or a Subsidiary or any such period, the Selling Stockholder shall promptly notify Purchaser of such Tax Claim and of any action taken or proposed to be taken. In the event that Purchaser wishes to participate in such audit or proceeding, it may do so at its own expense.
     (b) Purchaser shall, at its own expense, conduct any audit of or proceeding involving any Taxable period ending after the Closing Date; provided, however, that in the event that Purchaser receives a Tax Claim or a notice of a Tax Claim with respect to a Tax Return that relates to a Company or its Subsidiaries for a Straddle Period, Purchaser shall promptly notify the Selling Stockholder of such Tax Claim and of any action taken or proposed to be taken and shall describe the asserted Tax liability in reasonable detail and provide to the Selling Stockholder copies of any notice or other document received from any Taxing Authority in respect of such asserted Tax liability. In the event that the Selling Stockholder wishes to participate in such audit or proceeding, it may do so at its own expense. Purchaser shall not, without the Selling Stockholder’s consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Tax Claim if doing so could reasonably be expected to have an adverse effect on the Selling Stockholder.
     8.5 Cooperation. The Selling Stockholder, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Taxable periods. Each party shall makes its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information provided.
     8.6 Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between a Company and its Subsidiaries on the one hand and the Selling Stockholder or any of its Affiliates on the other hand shall be terminated with respect to the Company and its Subsidiaries as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to the Selling Stockholder or any of its affiliates, any Taxing Authority or any other Person pursuant to any such agreement or arrangement for any past or future period.

     8.7 Sole Provision Regarding Taxes. Except as expressly provided otherwise and except for the representations contained in Section 3.7 of this Agreement, this Article VIII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.
ARTICLE IX
MISCELLANEOUS
     9.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by Purchaser and the Selling Stockholder, except for any such Taxes attributable to a Section 338(h)(10) Election, which shall be the sole responsibility and liability of the Selling Stockholder.
     9.2 Expenses. Except as otherwise provided in this Agreement, each of the Selling Stockholder and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     9.3 Submission to Jurisdiction; Consent to Service of Process; Arbitration.
     (a) Except as provided in Section 2.4, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     (b) Except as provided in Section 2.4 and as otherwise provided below regarding claims for injunction or specific performance, any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in New York, New York pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). Each of The Selling Stockholder and Purchaser shall select one arbitrator and such arbitrators shall mutually agree upon the third arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. Each party shall have the ability to present evidence, legal argument and witnesses to the tribunal. The tribunal shall keep a written transcript of its proceedings. The arbitrators shall render their final award within sixty (60) days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration pursuant to Section 9.3(a) (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing provisions of this paragraph (b), the request by either party for specific performance or preliminary or permanent injunctive relief to enforce this Agreement, whether prohibitive or mandatory, shall not be subject to mandatory arbitration under this Agreement and may be adjudicated only by the courts of the State of New York specified in the foregoing paragraph (a).
     (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.6.
     9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
     9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Selling Stockholder, to:
Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Facsimile: (561) 998-2974
Attention: Mitchell Rubenstein

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 833-3038
Attention: Dennis Barsky

If to Purchaser, to:

The New York Times Company
229 West 43rd Street
New York, NY 10031
Facsimile: (212) 556-4634
Attention: General Counsel
     9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     9.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as expressly stated herein or as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholder or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
     9.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Selling Stockholder or the Company or any of its respective Affiliates shall have any liability for any obligations or liabilities of the Selling Stockholder or the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

THE NEW YORK TIMES COMPANY
By:	/s/ James C. Lessersohn
	Name:	James C. Lessersohn
	Title:	Vice President Finance & Corporate Development

HOLLYWOOD MEDIA CORP.
By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer